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EXHIBIT 10.2                                                     October 6, 2003

Edward A. Hjerpe, III
One FirstFed Park
Swansea, Massachusetts 02777

Dear Ed:

                  In connection with the anticipated merger (the "Merger") of FirstFed America Bancorp, Inc. (the "Company") with and into Webster Financial Corporation (the "Parent") as contemplated by the Agreement and Plan of Merger, dated as of October 6, 2003, by and between the Parent and the Company (the "Merger Agreement"), which is entered into as of today, the Company, Company Bank, the Parent and you hereby enter into this agreement (this "Agreement"). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in the Merger Agreement.

                  The parties hereto agree and acknowledge that paragraphs 3(a), 3(b), 7 and 8 of this Agreement shall become immediately effective upon the execution of this Agreement; all other provisions of this Agreement shall become effective only as of the Effective Time (as defined in the Merger Agreement). In the event that the Effective Time does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Employment Agreement by and among you, the Company Bank and the Company dated as of July 31, 1997 (the "Company Bank Agreement") and the Employment Agreement between you and the Company dated as of January 31, 1997, amended and restated in its entirety, effective as of April 29, 1999 (the "Company Agreement," and together with the "Company Bank Agreement," the "Prior Agreements") shall be reinstated effective immediately.

         1. Employment Period. The Parent and the Company and their subsidiaries shall employ you, and you shall serve the Parent, on the terms and conditions set forth in this Agreement, for a period (the "Employment Period") commencing on the date (the "Effective Date") on which occurs the Effective Time and ending on the six month anniversary following the Effective Date, unless sooner terminated in accordance with this Agreement.

         2. Position/Duties. During the Employment Period, you shall serve as President and Chief Operating Officer of the Parent's Rhode Island and Massachusetts franchise with such duties and responsibilities as are customarily assigned to such position(s), and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to you by the Parent. You shall devote your full working time, energy and attention to the business of the Parent and its subsidiaries during the Employment Period. This Agreement shall not, however, preclude you from investing or supervising the investment of your personal assets (including, without limitation,

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financial investments) in such form and manner as will not conflict with your duties and responsibilities under this Agreement or the Parent's Code of Ethics. Other than as expressly provided herein you will not, during the Employment Period, without the prior written consent of the Chief Executive Officer of the Parent, engage in any other business activity other than those with which you were associated immediately before the Effective Time, which are set forth on Exhibit A. The primary location of your employment during the Employment Period shall be the primary location of your employment immediately before the Effective Time.

         3.       Compensation and Benefits.

         (a) Deferred Compensation Payment. Prior to December 1, 2003, the Company hereby agrees to pay to you in satisfaction of your expected accrued and vested account balances as of the Effective Time under each of the First Federal Savings Bank of America Supplemental Executive Retirement Plan, the First Federal Savings Bank of America Incentive Award and Salary Deferral Plan, Amended and Restated Deferred Compensation Plan for Executives of First Federal Savings Bank of America and each other non-qualified plan of the Company and its affiliates (the "Deferred Compensation Plans"), in the amount set forth on Exhibit A hereto. You hereby agree and acknowledge that, after such payment is made to you, the Parent, the Company Bank, the Company and their affiliates shall have no further payment obligations to you or for your benefit whatsoever under the Deferred Compensation Plans and your participation in such plans shall cease immediately. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the payment described in this paragraph shall not be taken into account in computing any benefits under any plan, program or arrangement of the Parent, the Company Bank, the Company or their affiliates.

         (b) Options. Prior to December 1, 2003, you hereby agree to exercise any and all vested options for the purchase of Company stock ("Options") that you hold as of the date hereof such that all income from such exercise shall be included in your gross income for 2003. In the event that you sell the shares subject to the Options that you exercise pursuant to the preceding sentence prior to the Effective Time on the open market and the amount per share that you realize upon such sale is less than the Cash Consideration, on the Effective Date, the Company shall pay you an additional amount per share equal to the excess, if any, of the Cash Consideration over the amount realized per share for such shares on the date of disposition of such shares. Prior to December 1, 2003, in lieu of the Option grant contemplated by Section 10 of the Company's 1998 Stock Option Plan, the Company shall pay to you an amount in cash in the amount set forth on Exhibit A representing the amount of the cash payment that you would be entitled to receive under Section 2.3 of the Merger Agreement for any options that would be granted to you under Section 10 of the Company's 1998 Stock Option Plan. You hereby agree and acknowledge that, after such payment is made to you, the Parent, the Company Bank, the Company and their affiliates shall have no further obligations to grant Options or make any payments with respect to any Options to you or for your benefit whatsoever under
Section 10 of the Company's 1998 Stock Option Plan. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the payment set

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forth in the preceding sentence shall not be taken into account in computing any benefits under any plan, program or arrangement of the Parent, the Company Bank, the Company or their affiliates.

         (c) Effective Date Payment/Representation. On the Effective Date, the Parent shall pay you a lump sum payment in cash in the amount set forth on Exhibit A (the "Effective Date Payment"). For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Effective Date Payment shall not be taken into account in computing any benefits under any plan, program or arrangement of the Parent, the Company Bank, the Company or their affiliates. You and the Company represent and warrant that all amounts set forth on Exhibit A and the back up data provided to the Parent prior to the date hereof for such amounts are true and correct and that all amounts noted as being estimates are good faith estimates.

         (d) Base Salary. During the Employment Period, you shall receive an annualized base salary ("Annual Base Salary") at a rate of not less than the amount set forth on Exhibit A. The Annual Base Salary shall be payable in accordance with the Parent's regular payroll practice for its senior executives, as in effect from time to time.

         (e) Annual Bonus. During the Employment Period, you shall be eligible to receive an annual bonus (the "Annual Bonus") of up to 50% of your Annual Base Salary, subject to the satisfaction of performance conditions as established by the Parent. The Annual Bonus shall be prorated for any partial years of service with the Parent and its subsidiaries. You shall be eligible for no other incentive compensation during the Employment Period.

         (f) Benefits. During the Employment Period, you shall be eligible to participate in such benefit plans, including without limitation health and welfare benefit plans, as are from time to time made generally available to similarly situated executives of the Parent, the Company and their respective subsidiaries, in accordance with the terms thereof. During the Employment Period, you shall continue to receive the perquisites set forth on Exhibit A to the extent that such perquisites were provided to you immediately prior to the Effective Time. Notwithstanding anything in this Agreement or otherwise (including under the First Federal Savings Bank of America Employee Severance Compensation Plan or any other severance plan, program, practice or arrangement of the Parent, the Company Bank, the Company or any of their respective affiliates (the "Severance Plans")), in no event shall you be eligible to participate in or receive severance benefits under the Severance Plans.

         4.       Termination of Employment.

                  (a) Cause. The Parent may terminate your employment with or without Cause. For purposes of this Agreement, "Cause" shall mean: your personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offense), final cease and desist order or material

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breach of any provision of this Agreement. Notwithstanding the foregoing, your employment shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board of Directors of the Parent (the "Board") called and held for that purpose (after reasonable notice to you and an opportunity for you, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, you were guilty of conduct justifying the termination for Cause and specifying the particulars thereof in detail.

                  (b) Death/Disability. Your employment shall terminate automatically upon your death. The Parent shall be entitled to terminate your employment because of your Disability during the Employment Period. "Disability" means that you are entitled to receive either long-term disability benefits under the Parent's group long-term disability plan or Social Security disability benefits. A termination of your employment by the Parent for Disability shall be communicated to you by written notice, and shall be effective on the 30th day after receipt of such notice by you (the "Disability Effective Date"), unless you return to full-time performance of your duties before the Disability Effective Date.

                  (c) Good Reason. You may terminate your employment with or without Good Reason. For purposes of this Agreement, "Good Reason" shall mean, the occurrence of any of the following without your prior written consent:
(i) a material change in your function, duties or responsibilities, which change would cause your position to become one of lesser responsibility, importance or scope from the position and attributes thereof described in paragraph 2, (ii) a relocation of your principal place of employment by more than 25 miles from the location set forth in paragraph 2, or (iii) a material breach of this Agreement by the Parent. Upon the occurrence of any event described in clauses (i), (ii) or (iii) above, you shall have the right to elect to resign upon not less than thirty (30) days prior written notice given within three full months after the event giving rise to such right to elect.

                  (d) Date of Termination. The "Date of Termination" means the date of your death, the Disability Effective Date, or the date on which the termination of your employment by the Parent with or without Cause or your resignation with or without Good Reason is effective, as the case may be.

         5.       Effects of Termination of Employment.

                  (a) By the Company Without Cause/Resignation for Good Reason. In the event of (i) the termination of your employment by the Parent without Cause (other than for death or Disability) during the Employment Period or (ii) your resignation for Good Reason during the Employment Period, and subject to execution and non-revocation of the release agreement referred to below and your compliance with the restrictive covenants set forth in this Agreement, you shall be entitled to (1) continuation of your Annual Base Salary from the Date of Termination through the six month

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anniversary following the Effective Date that has not yet been paid, and (2) the
Other Benefits. For purposes of this Agreement, "Other Benefits" shall mean all vested benefits and all other benefits that you are otherwise entitled to receive upon or subsequent to the Date of Termination under any plan, policy, practice or program of or any other contract or agreement with the Parent, the Company or any of their affiliates, to the extent payment of such Other Benefits is permitted by law; provided, however, that you will not be eligible to receive any severance benefits other than set forth in this Agreement. In order to be eligible to receive the payments and benefits set forth in this Section 5(a), you shall execute and not revoke a release agreement in a form provided to you by the Parent and excluding claims to payments due to you under this Agreement. Except as specifically provided herein, no other compensation or benefits will be due or payable to you in connection with such termination.

                  (b) Death/Disability. In the event of the termination of your employment by reason of your death or Disability, you shall be entitled to the Other Benefits. Except as specifically provided herein, no other compensation contemplated by this Agreement will be due or payable to you in connection with such termination.

                  (c) Termination for Cause/Resignation. In the event of the termination of your employment by the Parent for Cause or your resignation without Good Reason during the Employment Period, you shall be entitled to the Other Benefits. Except as specifically provided herein, no other compensation contemplated by this Agreement will be due or payable to you in connection with such termination.

         6. Restrictive Covenants and Confidentiality. In return for a lump sum cash payment on the Effective Date in the amount set forth on Exhibit A, you hereby agree to abide by the restrictive covenants set forth in this paragraph 6.

                  (a) Noncompetition. During the six-month period following the Effective Date (the "Restricted Period"), you shall not, without the prior written consent of the Chief Executive Officer of the Parent engage in or become associated with a Competitive Activity. For purposes of this paragraph 6(a): (i) a "Competitive Activity" means any business or other endeavor, in any county in Connecticut, Rhode Island, Massachusetts and New York, that is engaged in the banking business, whether through a bank, a savings and loan, a savings bank, a credit union, a mortgage company, bank holding company, savings and loan holding company or other depository institution holding company in such jurisdiction as of the Effective Date or any time thereafter; and (ii) you shall be considered to have become "associated with a Competitive Activity" if you become directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, you may make and retain investments during the Restricted Period in less than one percent (1%) of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

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                  (b)      Nonsolicitation of Employees/Clients. You agree that
you shall not, at any time during the Restricted Period, without the prior written consent of the Parent, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous twelve (12) months an employee, representative, officer or director of the Parent, the Company or any of their respective affiliated companies (except for such employment by the Parent, the Company or any of their respective affiliated companies). You agree that you shall not, at any time during the Restricted Period, directly or indirectly, attempt in any manner to persuade any client or customer of the Parent, the Company or their respective affiliated companies to cease to do business or to reduce the amount of business which any such client or customer has customarily done or contemplates doing with the Parent, the Company or their respective affiliated companies, whether or not the relationship between the Parent, the Company or such affiliated company and such client or customer was originally established, in whole or in part, through your efforts, or to solicit business of any such client or customer of the Parent, the Company or their respective affiliated companies, unless such solicitations is rendered on the behalf of, and in furtherance of the business of, the Parent, the Company or any such affiliated companies.

                  (c) Confidentiality. You shall hold in a fiduciary capacity for the benefit of the Parent, the Company and their respective affiliated companies all secret or confidential information, knowledge or data relating to the Parent, the Company or any of their affiliated companies and their respective businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs or names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that you obtain or obtained during your employment by the Parent, the Company or any of their respective affiliated companies and that is not public knowledge (other than as a result of your violation of this paragraph) ("Confidential Information"). For the purposes of this paragraph 6(c), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. You shall not communicate, divulge or disseminate Confidential Information at any time during or after your employment with the Parent, the Company or any of their respective affiliated companies, except with the prior written consent of the Parent, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that you use, prepare or come into contact with during the course of your employment shall remain the sole property of the Parent, the Company or one or more of their respective affiliated companies, as applicable, and shall be turned over to the Parent, the Company or such affiliated company, as applicable, upon termination of your employment. Notwithstanding the foregoing provisions, if you are required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, you shall promptly notify the Parent in writing of any such requirement so that the Parent or the appropriate affiliate may seek an appropriate protective order or other appropriate remedy or waive compliance with the

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provisions hereof. You shall reasonably cooperate with the Parent to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time that you are required to make the disclosure, or the Parent waives compliance with the provisions hereof, you shall disclose only that portion of the confidential or proprietary information which you are advised by counsel that you are legally required to so disclose. Notwithstanding anything to the contrary herein, this Agreement shall permit the disclosure of the tax treatment and tax structure, each as defined in Treasury Regulations
Section 1.6011-4, of the compensatory arrangements described in this Agreement (but no other details about the matters covered by this Agreement, including, without limitation, the identities of the parties).

         7. Termination of the Prior Agreements; Agreement to Remain Employed Through Effective Time. Except as provided in paragraph 8 of this Agreement, you hereby agree that, in consideration for entering into this Agreement, effective as of the date hereof, the Prior Agreements shall be null and void and no person or entity shall be obligated to pay to you or any person any amounts in respect of the Prior Agreements. Further, in consideration of the benefits conferred upon you and the Company pursuant to this Agreement, you hereby agree not to terminate your employment with the Company or any of its subsidiaries prior to the Effective Time, and, prior to the Effective Time, the Company agrees not to terminate your employment with the Company or its subsidiaries without the prior written consent of the Parent.

         8. Withholding and Deductions. The Company and the Parent will withhold and deposit all federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for you by the Company, the Parent or any affiliate pursuant to this Agreement. You, the Company and the Parent agree that none of the payments and benefits payable or provided to you or for your benefit in connection with the Merger are expected to constitute "excess parachute payment" within the meaning of Section 280G of the Code. In the event that any amounts payable or benefits provided hereunder become subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such amounts and benefits shall be treated in the manner set forth under Section 6 of the Company Agreement, the provisions of which the Parent expressly assumes under and in accordance with the terms of this Agreement. You hereby agree to report any amounts paid or benefits provided under this Agreement for purposes of Federal, state and local income, employment and excise taxes in a manner consistent with the manner in which the Parent reports any such amounts or benefits for purposes of Federal, state and local income, employment and excise taxes and that you shall cooperate with the Parent in good faith in connection with any valuation of the restrictions and obligations under this Agreement.

         9. Successors. This Agreement is personal to you and without the prior written consent of the Parent shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company, the Parent and their successors and assigns.

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         10.      Injunctive Relief. You acknowledge that the services rendered by you to the Parent and its affiliates are of a special, unique and extraordinary character and, in connection with such services, you had access to confidential information vital to the businesses of the Parent and its affiliates. By reason of this, you consent and agree that if you violate any of the provisions of paragraph 6 of this Agreement, the Parent, the Company and its affiliates would sustain irreparable harm and, therefore, in addition to any other remedies which the Parent and the Company may have under this Agreement or otherwise, the Parent shall be entitled to an injunction restraining you from committing or continuing any such violation of this Agreement.

         11. Severability/Reform. The restrictions and obligations imposed by paragraph 6 are separate and severable, and it is the intent of you and the Parent that if any restriction or obligation imposed by paragraph 6 is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations shall remain valid and binding upon you. In the event that any of the provisions of paragraph 6 are determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which said restriction applies, it is the intent of you and the Parent that such court reduce and reform the provisions thereof so as to apply the greatest limitations considered enforceable by the court. If any of the provisions of paragraph 6 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Parent's right to enforce any such covenant in any other jurisdiction.

         12. Waiver. Failure of the Parent to demand strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

         13. Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the State of Delaware, without regard to conflict of laws rules. You, the Company and the Parent (a) hereby consent to submit to the exclusive personal jurisdiction of any Federal court located in the State of Connecticut or any court of the State of Connecticut in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) hereby waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

         14. Entire and Final Agreement. This Agreement shall supersede any and all prior oral or written representations, understandings and agreements of the parties with respect to their employment relationship (including, but not limited to all correspondence, memoranda and term sheets and the Prior Agreements), and it contains the entire agreement of the parties with respect to those matters. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been

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made by either party which are not set forth expressly in this Agreement. Once signed by the parties hereto, no provision of this Agreement may be modified or amended unless agreed to in a writing, signed by you and a duly authorized officer of the Company and the Parent.

         15. Assignment. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by you. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company or the Parent without your prior written consent, to a person or entity other than an affiliate or parent entity of the Company or the Parent, or their successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company or the Parent with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company or the Parent hereunder.

         16. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

         17. Notices. All notices required by this Agreement shall be sent in writing and delivered by one party to the other by overnight express mail to the following persons and addresses:

         If to the Company:

         FirstFed America Bancorp, Inc.
         One FirstFed Park
         Swansea, Massachusetts 02777
         Telecopy No.: (508) 235-1800
         Attention: Robert F. Stoico

         With a copy to the Parent.

         If to the Parent:

         Webster Financial Corporation
         Webster Plaza
         Waterbury, Connecticut 06702
         Attention: Harriet Wolfe, Executive Vice President, General Counsel and Secretary
         Telecopy No.: (203) 755-5539

         If to you:

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         At the most recent address on file at the Company.

         18. Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, and each of which shall be considered an original for all purposes.

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                  If the foregoing is satisfactory, please so indicate by
signing and returning to the Company and the Parent and the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

                                     WEBSTER FINANCIAL CORPORATION

                                     By:____________________________
                                     Name: James C. Smith, Chairman & Chief
                                           Executive Officer
                                     Date:________________

                                     FIRSTFED AMERICA BANCORP, INC.

                                     By:____________________________
                                     Name:
                                     Date:________________

                                     FIRST FEDERAL SAVINGS BANK OF AMERICA

                                     By:____________________________
                                     Name:
                                     Date:________________

ACCEPTED AND AGREED TO:

______________________
Edward A. Hjerpe, III
Date:______________

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                                    EXHIBIT A

Pre-Effective Time Business Associations:    Member, Board of Trustees - St.
                                             Anselm College,Manchester, NH
                                             Member, Board of Trustees - Roger
                                             Williams Medical Center,
                                             Providence, RI
                                             Member, Board of Directors - United
                                             Way of Fall River, MA
                                             Member, Board of Directors -
                                             DentaQuest Ventures, Inc., Boston,
                                             MA
                                             Member, Board of Directors - Rhode
                                             Island Country Club, Barrington, RI
                                             Corporate Member, Board of
                                             Directors - USS Battleship
                                             Massachusetts

Deferred Compensation Account Balance        $ 670,680
(paragraph 3(a)):

Option Payment (paragraph 3(b)):             $ 582,816

Effective Date Payment (paragraph 3(c)):     $ 2,266,979

Annualized Base Salary (paragraph 3(d)):     $ 300,000

Restrictive Covenant Payment (paragraph      $ 300,000
6):

Perquisites:                                 Use of same office space, equipment
                                             and staff at ONE FIRSTFED PARK,
                                             Swansee, MA.

                                             Company-provided cell and laptop
                                             computer.

                                             Continued membership and
                                             participation on the same terms and
                                             conditions in effect prior to the
                                             Effective Time (including
                                             attendance at conventions,
                                             conferences and other activities)
                                             in American Community Bankers,
                                             Massachusetts Bankers, Mortgage
                                             Bankers and Federal Home Loan Bank
                                             System.

                                                    12